CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated August 9, 2007 on the financial statements and the financial highlights of McMorgan Principal Preservation Fund, McMorgan Intermediate Fixed Income Fund, McMorgan Fixed Income Fund, McMorgan High Yield Fund, McMorgan Balanced Fund, and McMorgan Equity Investment Fund, each a series of shares of beneficial interest of McMorgan Funds. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of McMorgan Funds. We also consent to the references to our Firm in the Registration Statement and Prospectus.
TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
October 25, 2007